Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated July 18, 2012

Relating to Preliminary Prospectus dated July 12, 2012

Registration No. 333-178658

On July 18, 2012, Avast Software N.V. (the “Company”) filed Amendment No. 5 to its Registration Statement on Form F-1 (File No. 333-178658) to update disclosures in its preliminary prospectus dated July 12, 2012 contained in Amendment No. 4 to the Registration Statement.  Amendment No. 5 to the Registration Statement can be accessed through the following hyperlink:

http://www.sec.gov/Archives/edgar/data/1537133/000104746912007253/a2210263zf-1a.htm.

The updates reflect the fact that the Company entered into a new Promotion and Distribution Agreement with Google dated July 18, 2012.  The new agreement became effective as of July 1, 2012 and terminates on November 30, 2014 or earlier, if the Company reaches a pre-determined limit on payments in accordance with the terms of the agreement.  In addition to continuing to receive fees for the download, installation and first use of the Google Chrome browser and Toolbar by end-users, the Company may also be requested by Google to distribute the Chrome Browser for Apple Macintosh computers, the Google Drive desktop sync software and future Google software applications, although in each case the Company can elect not to do so, but could be subject to a reduction in the fees paid to it for downloads generally, depending on when such election occurs.  The Company refers investors to its updated disclosures regarding the new agreement on pages 5 and 19 in “Risk Factors,” page 57 in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and pages 86, 91 and 99 in “Business.”

The Company also updated disclosure in the footnotes to its financial statements to reflect the fact that it effected a 420-for-1 stock split of its share capital on July 12, 2012.

The issuer has filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus if you request them by contacting UBS Limited at 888-827-7275, Deutsche Bank Securities Inc. at 800-503-4611 or prospectus.CPDG@db.com or Jefferies & Company, Inc. at 877-547-6340 or Prospectus_Department@Jefferies.com.